                                                                   EXHIBIT 10.40
                                                                  Execution Copy

                       COAL SUPPLY AND SERVICES AGREEMENT

     COAL SUPPLY AND SERVICES AGREEMENT, dated as of December 1, 1990 between ANKER ENERGY CORPORATION, a Delaware corporation ("Anker"), and ER&L THAMES, INC., a Delaware Corporation ("ER&L") acting for itself and as agent for CSX Transportation, Inc., ("CSXT").

                               W I T N E S S E T H

                               -------------------

     WHEREAS, AES Thames, Inc. ("AES") desires to construct and operate a cogeneration facility in the Town of Montville, Connecticut for the production and sale of steam and electricity;

     WHEREAS, ER&L desires to provide coal to AES for the use in production of steam and electricity at the cogeneration facility, and to remove and dispose of the fly-ash and bottom-ash waste produced by said cogeneration facility outside of the State of Connecticut, said delivery, removal and disposal services to be performed, in part, by CSXT rail and other services and, in part, by Anker; and

     WHEREAS, Anker desires to sell and deliver coal to ER&L, which ER&L will, in turn, sell and deliver to AES, and Anker desires to participate in the disposal of the fly-ash and bottom-ash; and

     WHEREAS, ER&L desires to purchase and accept such coal from Anker at the cogeneration facility, and to have Anker participate in the disposal of such fly-ash and bottom-ash waste outside of the State of Connecticut; and

     WHEREAS, Anker desires to employ the services of ER&L, its suppliers and subcontractors, in connection with the transportation and handling of such coal and waste, and ER&L desires to provide such services; and

     WHEREAS, Anker and CSXT are parties to a Railroad Transportation Contract and Services Agreement dated September 19, 1986 relating to such sales and purchases of coal, disposal of ash, and transportation services (the "CSXT-Anker Agreement"), which agreement, except for the provisions of the Amendatory Agreement thereto dated as of June 21, 1989, shall be amended and replaced in its entirety and thereafter terminated upon the occurrence of certain conditions, all as more fully set forth herein;

     NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

       Section 1.1 Definitions. As used in this Agreement, and unless otherwise required by the context, the following terms shall have the following meanings:


          "Adjustment Formula" means the formula for calculating inflation adjustments pursuant to Section 6.3 hereof.

          "AES Agreement", "AES-CSXT Agreement" and "AES-ER&L Agreement" shall have the meaning set forth in Section 2.3 hereof.

          "Agent and Substitution Agreement" shall have the meaning set forth in
Section 17.6 hereof.

          "Agreement" means this coal supply and services agreement, including all appendices and all amendments thereto made from time to time.

          "Applicable Law" means any valid law, rule, regulation, ordinance, order, code, judgment, decree, injunction, Permit or similar norm of decision of any Federal, state or local government, authority, agency, court or other body having jurisdiction over the matter in questions.

          "As-Delivered" means the condition of the Coal immediately after it has been unloaded from the barge or other permitted means of delivery at the Coal Delivery Point, as determined pursuant to Section 4.4 hereof.

          "Base Cost" shall have the meaning set forth in Section 5.3 (d) hereof.

          "Base Date" means April 1, 1986.

          "Base GNP Value" shall have the meaning set forth in Section 6.3 hereof.

          "BTU" means a British thermal unit.

          "CL&P" means the Connecticut Light and Power Company a specially chartered Connecticut operation and public service company.

          "Coal" means coal supplied or to be supplied by Anker and transported to the Facility pursuant to this Agreement.

          "Coal Delivery Point" means the physical point at which Coal is delivered to AES at the Facility in accordance with Section 4.1 hereof.

          "Coal Reserves" shall have the meaning set forth in Section 3.5 (b) hereof.

          "Compelled Change" shall have the meaning set forth in Section 6.4 (c)
(ii) hereof.

          "Construction Contract" means the construction contract to be entered into between AES and the entity or entities chosen by AES and providing for the design, engineering, construction and testing of the Facility.

          "CSXT-Anker Agreement" means the Railroad Transportation Contract and Services Agreement between Anker and CSXT dated September 19, 1986.

          "Difference Percentage" shall have the meaning set forth in Section
6.1 (e) hereof.

          "Dry Waste" means free-flowing Waste which is not Pelletized Waste.

          "Election Period" shall have the meaning set forth in Section 3.3 (c)
(2) hereof.

          "Event of Default" shall have the meaning set forth in Section 10.1 hereof.

          "Facility" means the cogeneration facility, including all additions, replacements and substitutions thereto, owned or leased by AES on a site leased by AES from Stone for the purpose of generating and delivering steam and electricity.

          "Financial Closing Date" means the date on which AES first has unfettered access, but for conditions to continued funding customary and usual for the financing contemplated herein, to funds provided by the Financing Parties sufficient for the purpose of constructing and completing the Facility.

          "Financing Documents" means the loan agreements, notes, indentures, security agreements, subordination agreements and other documents relating to the construction and permanent financing of the Facility.

          "Financing Parties" means (i) any and all lenders providing the construction and permanent financing for the Facility, and the indenture trustee, if any, and (ii) any and all equity investors (other than AES) providing financing for the Facility, and the owner trustee, if any.

          "Fines" means Coal of a size which passes through a Tyler 28 mesh opening.

          "Force Majeure" shall have the meaning set forth in Section 8.1 hereof.

          "GNP Deflator" means the preliminary (i.e., second published) Gross National Product Implicit Price Deflator for a calendar quarter as currently published in the United States Department of Commerce, Bureau of Economic Analysis publication entitled Survey of Current Business. If the GNP Deflator ceases to exist or becomes unavailable, the Parties shall reasonably agree to a substitute index that reasonably measures inflation for all goods and services within the United States.

          "High Heating Value" means the gross or high heating value of coal expressed in BTU's per pound.

          "Individual Specifications" shall have the meaning set forth in
Section 3.3 (b) hereof, as such may be adjusted by ER&L pursuant to Sections 3.3
(a), 3.3 (c) and 3.4 hereof.

          "In-Service Date" means March 5, 1990, the date which AES designated as the initial date of commercial operation at the Facility.

          "Lab" shall have the meaning set forth in Section 4.4 (a) hereof.

          "Mines" means the coal mines described in Annex A hereto.

          "Mines Sources" means the Mines and other sources of Coal approved by ER&L pursuant to Section 3.5 (a) hereof, or by CSXT during the term of the CSXT-Anker Agreement, including any sources from seams so approved by CSXT or ER&L.

          "Monthly Specifications" shall have the meaning set forth in Section
3.3 (a) hereof, as such may be adjusted by ER&L pursuant to Sections 3.3 (a) and
3.4 hereof.

          "Original Applicable Tariff" means the applicable railroad tariff in effect on September19, 1986, except that with respect to demurrage the Original Applicable Tariff is Tariff CSXT 8100, Section VIII (as issued November 1, 1987 and effective January 1, 1988).

          "Partial Percentage" shall have the meaning set forth in Section 6.1
(e) hereof.

          "Party" or "Parties" means a signatory or the signatories to this Agreement, as the case may be.

          "Payment Due Date" shall have the meaning set forth in Section 7.2 hereof.

          "Pelletized Waste" shall have the meaning set forth in Section 5.1 (a)
(1) hereof.

          "Pelletizing Facility" shall have the meaning set forth in Section 5.1
(a) (1) hereof.

          "Permit" means any valid waiver, exemption, variance, franchise, permit, authorization, license or similar order of or from any Federal, state or local government, authority, agency, court or other body having jurisdiction over the matter in question.

          "Pricing District" shall mean the district in which Coal is loaded in rail cars, as determined pursuant to Section 6.1(b) hereof, for purposes of determining the base amount of the Purchase Price per Ton of such Coal in accordance with Section 6.1 (a) hereof.

          "Purchase Price" means, with respect to Coal, the price to be paid by ER&L to Anker for Coal F.O.B. barge at the Coal Delivery Point as determined pursuant to Section 6.1 (a) hereof and adjusted hereunder from time to time, and means, with respect to Waste disposal services, the price to be paid by ER&L to Anker for Waste disposal services hereunder as determined pursuant to Section
6.2 (a) hereof and adjusted hereunder from time to time.

          "Prime Rate" means the interest rate for large commercial loans to creditworthy entities published by the Connecticut Bank and Trust Company, N.A. of Hartford, Connecticut, or its successor bank, as such rate may be in effect from time to time.

          "Reimbursable Costs" shall have the meaning set forth in Section 6.1
(e) hereof.

          "Stone" means Stone Connecticut Paperboard Corporation, a Delaware corporation.

          "Surcharge Adjustment" shall have the meaning set forth in Section 6.2
(b) hereof.

          "Ton" means a short ton of two thousand (2, 000) pounds (avoirdupois).

     "Total Percentage" shall have the meaning set forth in Section 6.1(e) hereof.

     "Waste" means fly-ash and bottom-ash waste generated or produced by operation of the Facility.

     "Waste Destination Point" means, with respect to Waste disposed of at the Waste Disposal Site, Anker's rail siding serving the Waste Disposal Site, and means, with respect to Waste disposed of otherwise, the point at which the Waste is delivered to a third party purchaser or disposer of the Waste.

     "Waste Disposal Facility" means the facility to be established at and near the Waste Disposal Site for the unloading, transportation and disposal of the Waste, including without limitation a rail siding, rail car unloading system (including any pits, shakers, conveyors, screens, bins, hoppers and dust control equipment) , and associated buildings, structures, land, and handling, electrical and other equipment.

     "Waste Disposal Site" means one or more physical locations outside the State of Connecticut described in Annex A hereto at which Anker disposes of the Waste from the Facility in accordance with Section 5.3 hereof.

     "Waste Removal Point" means the physical point at which ER&L gathers and removes the Waste from the Facility for delivery to and disposal by Anker in accordance with Article V hereof.

                                   ARTICLE II

                                      TERM

     Section 2.1. Term. This Agreement shall be effective from the date hereof and, unless earlier terminated in accordance with the terms hereof, shall continue until the fifteenth (15th) anniversary of the In-Service Date. If AES and ER&L have arranged for ER&L to supply coal or dispose of Waste beyond said, anniversary, ER&L agrees to engage in good faith negotiations with Anker to extend this Agreement on terms mutually agreeable to Anker and ER&L.

     Section 2.2. No Reopeners. During the term of this Agreement, there shall be no reopeners.

     Section 2.3. Preservation of AES Agreement. It is understood this Agreement's benefits depend on the Coal, Limestone, Waste Disposal and Railroad Transportation Agreement between CSXT and AES dated as of September 18, 1986 (the "AES-CSXT Agreement") and any future agreement between ER&L and AES pursuant to which ER&L shall provide coal and waste disposal services to AES (the "AES-ER&L Agreement" and, collectively with the AES-CSXT Agreement, the "AES Agreement") . ER&L shall use its best efforts to preserve and perform the AES Agreement, to make that Agreement operate successfully, and to avoid impairing Anker's opportunity to supply the coal requirements of the Facility.

     ER&L acknowledges that Anker has asked to be kept informed of any developments which may result in a default under, or a breach, modification or termination of, the AES Agreement, or which may result in a substitution of any party thereto.

                                   ARTICLE III

                                  SALE OF COAL

     Section 3.1. Sale and Purchase. Anker agrees to sell and deliver to ER&L, and ER&L agrees to purchase and accept, Coal in the quantities, of the qualities, and upon the other terms and conditions set forth in this Agreement.

     The Parties contemplate that the Coal sold hereunder will be tendered to ER&L for carriage and loaded in rail cars at or near the Mines Sources, transported by rail to Baltimore in unit trainloads, blended and loaded in barges carrying more than one trainload, and transported by barge to the Coal Delivery Point.

     Section 3.2. Quantity. ER&L represents that the AES Agreement provides that AES will purchase from ER&L (including purchases made from ER&L as agent for CSXT) all of AES's total coal requirements which are estimated to be 600,000 tons a year. ER&L shall not agree, without Anker's written consent, to any change to the AES Agreement which modifies the provision establishing coal as the Facility's primary fuel, or the provision granting ER&L the exclusive right to supply such coal.

     During the term of this Agreement, Anker shall sell and deliver to ER&L, and ER&L shall purchase and accept from Anker, all of ER&L's total coal requirements for AES' use at the Facility, which presently are estimated to equal approximately 200,000 Tons of Coal from the Financial Closing Date until the In-Service Date and to equal approximately 600,000 Tons of Coal per year from the In-Service Date through the remaining term of this Agreement; it being understood by the Parties that such estimates are for informational purposes only, and that the actual quantities of Coal to be supplied hereunder shall be determined by, among other things, the actual availability and operating performance of the Facility as well as the quality and other characteristics of the coal used at the Facility.

     Section 3.3. Quality. The Coal delivered by Anker to ER&L hereunder shall have the following qualities and characteristics:

          (a) Monthly Specifications. The As-Delivered Coal delivered during each calendar month must satisfy the following minimum and maximum specifications on an as-received basis (the "Monthly Specifications"), with such compliance to be determined on the basis of the weighted average of the analyses of said deliveries performed pursuant to Section 4.4 hereof:

                                                       ASTM Method
                                                       -----------
     Moisture content --                 [*](1)             D-3173
     Ash content --                      [*](1)             D-3174
     Sulphur content --                  [*](1)             D-3177
     High Heating Value
            (BTU/lb.) --                 [*](1)             D-2015
     Delivered size --                   [*](1)
     Fines --                            [*](1)

-----------
(1) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

provided, that if the sulphur removing equipment in the Facility removes more sulphur than presently contemplated, so that the sulphur emissions of the Facility are less than the standards set forth in the Facility's permit, and AES increases the Monthly Specification for Sulphur content under its agreement with ER&L, ER&L shall correspondingly increase this Agreement's Monthly Specification for Sulphur content as an accommodation to Anker and may if appropriate increase the Individual Specification for Sulphur content to a reasonably higher percentage which shall in no event cause ER&L to purchase Coal hereunder in a manner which would cause a violation of the Facility's permit.

          (b) Individual Specifications. Each individual barge load of As-Delivered Coal hereunder must satisfy the following minimum and maximum specifications on an as-received basis (the "Individual Specifications"), with such compliance to be determined on the basis of the analyses of the Coal contained in said barge load pursuant to Section 4.4 hereunder:

                                                        ASTM Method
                                                        -----------
     Moisture content --                  [*](2)            D-3173

     Ash content --                       [*](2)            D-3174

     Sulphur content --                   [*](2)            D-3177

     High Heating Value

            (BTU/lb.) --                  [*](2)            D-2015

     Delivered size --                    [*](2)

     Fines --                             [*](2)

provided, that if, after taking into account (A) the quantities, qualities and characteristics of all Coal previously supplied hereunder during the then-current month, (B) the quantities of Coal to be supplied hereunder from each particular source or sources during the remainder of such month, and the qualities and characteristics of such source or sources, and (C) any other relevant factors, ER&L reasonably determines that the Monthly Specifications will not be met by the Coal supplied and to be supplied during such month, then ER&L may request reasonable changes of any or all of the Individual Specifications to be met by subsequent individual deliveries for such month so as to ensure that the total quantity of Coal supplied during such month will satisfy the Monthly Specifications.

     It is understood that an individual barge load may not be a full barge load of Coal because from time to time, one-third (1/3) of the full barge load will consist of limestone.

-----------
(2) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

     All Coal delivered hereunder shall be substantially free from impurities, including but not limited to, bone, slate, earth, rock, pyrite or wood. No oil or other material will be added to change the natural heating value of the Coal, however, a freeze protection agent may be added at ER&L's request and expense as provided in section 4.1(c) (2) hereof. In addition, Anker shall, at ER&L's request and provided Anker's cost of supplying Coal is not significantly increased, use its reasonable efforts during any wet periods at the Facility to keep the Fines of Coal delivered hereunder to a minimum. Each trainload of Coal shall be loaded in a manner that will reasonably ensure a uniform consistency of size and quality. At Anker's request, ER&L shall blend trainloads of Coal in accordance with Anker's instructions at no additional charge during the dumping of the rail cars and during the loading of the barge; provided, however, that ER&L shall not be required to blend Coal from more than two trainloads at any one time, or to alternate rail cars more frequently than every two rail cars. After the rail cars are loaded, Anker shall give ER&L adequate prior notice and instructions for blending the Coal.

          (c) Change of Individual Specifications. ER&L has advised Anker that under the AES Agreement, AES has the right to make certain limited changes in the Individual Specifications within two (2) years after the first delivery of Coal. In such event, AES will be obligated to pay certain rate increases to ER&L. Anker and ER&L agree that if AES makes such changes, identical changes in the Individual Specifications will be made under this Agreement. The procedure for making such changes and for making corresponding Purchase Price adjustments shall be as follows:

          (1) If required by AES, ER&L may elect to modify the Individual-Specifications in accordance with Sections 3. 3 (c) (2) and 3. 3 (c) (3) hereof. Any such election shall designate new specifications from the following table, and the corresponding amount shown below shall be added as an adjustment to the Purchase Price for each Ton of Coal hereunder:

                  Sulphur Content:
                  ----------------
                  [*](3) maximum
                  Reduced to:                             Amount/Ton
                  ------------                            ----------
                  [*](3)                                    [*](3)
                  [*](3)                                    [*](3)
                  [*](3)                                    [*](3)


                  Ash Content:
                  ---------------
                  [*](3) Maximum

-----------
(3) Portions of this exhibit have been omitted pursuant to a request confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

                  Reduced to:                             Amount/Ton
                  ------------                            ----------
                  [*](4)                                      [*](4)
                  [*](4)                                      [*](4)
                  [*](4)                                      [*](4)
                  [*](4)                                      [*](4)

The foregoing amounts shall be adjusted for inflation from the Base Date in accordance with Section 6.3 hereof.

          (2) ER&L may make a first election upon six (6) months' prior written notice to Anker, effective no later than two (2) years after the first delivery of Coal to the Facility by barge. Any such election shall be effective for a period (the "Election Period") of at least six (6) months. The Election Period shall continue and the Purchase Price adjustments provided in section 3. 3 (c)
(1) hereof shall apply until ER&L makes a second election pursuant to Section
3.3 (c) (2) hereof or ER&L cancels the first election pursuant to Section 3.3(c)(3) hereof.

          (3) ER&L may make a second election upon six (6) months' prior written notice to Anker, effective no later than two (2) years after the first delivery of Coal to the Facility by barge. If ER&L gives notice making a second election, the first election shall remain in effect until the expiration of six (6) months following Anker's receipt of the notice, at which time the second election shall become effective. The second election and the corresponding Purchase Price adjustments will be permanent and shall apply for the remainder of the term of this Agreement.

          (4) At any time during the term of this Agreement, ER&L may, if required by AES, cancel its first election by giving Anker six (6) months' prior written notice. Such cancellation shall become effective upon the expiration of six (6) months following Anker's receipt of the notice, at which time the Individual Specifications set forth in Section 3.3 (b) hereof shall again become applicable and shall apply for the remainder of the term of this Agreement.

     Section 3.4. Adjustments to Specifications.

     (a) Initial Tests. Within twenty (20) days of a request from ER&L, Anker shall deliver to ER&L Coal consistent with the Monthly Specifications and in sufficient quantities such that AES can complete, prior to the actual performance testing of the Facility under the Construction Contract, a test burn demonstrating the qualities of the Coal and a similar test demonstrating the qualities of the limestone to be burned with the Coal. If ER&L determines after either such test that the Coal is not satisfactory for the efficient and economic operation of the Facility, ER&L shall notify Anker of adjustments in the appropriate Monthly and Individual Specifications that are necessary for the

-----------
(4) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

Facility to operate in such a manner. ER&L shall not make a determination that this Coal is not satisfactory unless AES has made a similar determination.

          (b) Operating Constraints on Size. If Coal delivered pursuant to this Agreement causes mechanical or operational problems due to clogging in the material handling and feed systems of the Facility, ER&L shall notify Anker of adjustments in the Monthly and Individual Specifications for size as to the Coal or Fines that are necessary (without making any changes in the physical plant of the Facility) for the Facility to operate without said problems. ER&L shall not so notify Anker unless AES has given ER&L similar notification.

          (c) Regulatory Changes. If AES is required as a result of any Applicable Law or Permit (given the then existing physical plant of the Facility) to burn Coal having specifications different from those set forth herein, ER&L shall notify Anker of the adjustments to the Monthly and Individual Specifications that are required thereby. ER&L shall not so notify Anker unless AES has given ER&L similar notification. Anker shall commence to supply Coal conforming to the revised specifications within fifteen (15) days of such notice or such time as is required pursuant to such Applicable Law or Permit, whichever is later.

          (d) Price Adjustment. If Anker is to supply Coal conforming to new specifications as a result of adjustments made pursuant to Sections 3. 4 (a) ,
(b) or (c) hereof, the price therefor shall be negotiated by ER&L and Anker in good faith to reflect such adjustment; but only such adjustment, to the specifications, and such pricing shall take into account among other things any cost increases and the benefit of any bargain accruing to ER&L and/or Anker under this Agreement as a result of such specification adjustment and shall reflect the relative significance or insignificance of any revisions to the specifications as compared to all the other factors taken into account in arriving at the Purchase Price. If the Parties fail to reach agreement within thirty (30) days of ER&L's notice to Anker of revisions, the matter of price revisions shall be referred to arbitration pursuant to Article XIII hereof, and pending resolution of such dispute deliveries of Coal shall be continued in accordance with the provisions of this Agreement.

          (e) Termination for Non-Supply. If Anker does not on a timely basis commence to supply Coal conforming to the revised specifications as contemplated in Section 3.4(a), (b) or (c) hereof, ER&L may terminate this Agreement immediately upon providing 30 days' prior written notice of termination to Anker.

          (f) Consultation by the Parties. ER&L shall consult with Anker if AES complains about the quality or quantity of Coal being delivered to the Facility and such complaints will have an adverse effect on Anker under this Agreement, or if AES indicates to ER&L that it will or may wish to modify Individual or Monthly Specifications pursuant to Sections 3.4(a), (b) or (c) hereof.

Section 3.5. Sources; Reserves

          (a) Sources. The Coal sold and purchased hereunder shall be produced from Mines Sources. Anker shall not deliver Coal produced from any source other than Mines Sources unless (i) and only to the extent a Force Majeure event prevents such delivery or (ii) ER&L has given its prior written consent, which consent shall not unreasonably be withheld. Anker may propose new Mines Sources by requesting, from time to time, ER&L's consent to the approval of specific coal mines, coal suppliers or coal seams. At ER&L's option, such consent may be conditioned upon (i) ER&L's satisfaction with test analyses of the coal from such other source, (ii) provision by Anker of amounts of coal from such source sufficient for performing satisfactory test burns or similar tests thereof,
(iii) provision of other means of proof, satisfactory to ER&L, of the compliance of such coal with the specifications set forth herein, and (iv) ER&L's ability to obtain AES' consent if ER&L deems it necessary to do so. Deliveries of Coal hereunder from any source other than Mines shall comply with and be subject to all terms and conditions of this Agreement; ER&L's consent to any new Mine Sources shall not be construed as an acknowledgement by ER&L that any delivery from such new Mine Sources so complies.

          (b) Reserves. Anker represents and warrants that it has the legal right to sell, and that Anker and its affiliates named in Annexes B and C hereto now own, lease or otherwise have the legal right to mine and sell, and have dedicated or will dedicate to the performance of this Agreement on or before the Financial Closing Date, a sufficient number of Tons of recoverable Coal from the Mines (the "Coal Reserves") to enable Anker to supply Coal in accordance with the provisions of this Agreement. General descriptions of the Coal Reserves are set forth in Annex A hereto, which Annex is incorporated herein by this reference. Anker warrants that the Coal will meet the terms and conditions of this Agreement.

          (c) Transfer of Reserves. If Anker or any of its affiliates sells, leases, contracts to sell or otherwise transfers or agrees to transfer to others any of its interests in the Coal from the Coal Reserves, Anker agrees such transactions will neither jeopardize Anker's ability to supply the total quantity of Coal required under this Agreement nor interrupt any scheduled deliveries hereunder.

          (d) Anker Affiliates. The Anker affiliates which will be supplying Coal and/or Waste disposal services as described in this Agreement are those named in the agreements attached hereto as Annexes B and C.

                                   ARTICLE IV

                                DELIVERY OF COAL

     Section 4.1.   Delivery Points; Arrangements; Procedures.

          (a) Delivery Points. This Agreement is a "destination" contract in which Anker agrees to deliver Coal F.O.B. barge the Facility at the Coal Delivery Point. The Coal Delivery Point shall be located at the Facility's dock facilities on the Thames River at a point designated by AES. Notwithstanding any other provision of this Agreement which may be construed to the contrary, all risks of loss and damage in, and any liability arising out of or in connection with, transit (commencing from the tender of the Coal for carriage on the rail cars and continuing until delivery of the Coal to ER&L at the Coal Delivery Point) shall be borne by ER&L. Without limiting the generality of the preceding sentence, ER&L shall have full responsibility for the Coal while it is in the possession of ER&L or ER&L's subcontractors (including without limitation CSXT), including the obligation to pay Anker its full, actual loss for any loss or damage to the Coal, and ER&L shall indemnify Anker from and against any and all loss or liability asserted against Anker by any third party arising out of or in connection with the transportation of the Coal by ER&L or any carrier arranged by ER&L.

          (b) Assurances as to Delivery Arrangements. ER&L shall provide all rail and barge transportation arrangements and services, and all related handling and ancillary arrangements and services, necessary to accomplish the transportation of the Coal hereunder from its tender by Anker for carriage until its delivery at the Coal Delivery Point. From time to time, Anker shall provide ER&L within ten (10) days of any request by ER&L with evidence that demonstrates to ER&L's satisfaction that Anker is and shall continue for the term of this Agreement to be able to provide timely tenders of Coal as required hereunder. If Anker fails to provide such reasonable assurances within fifteen (15) days of ER&L's request, Anker shall be in default of this Agreement and ER&L may pursue its rights and remedies in accordance with Section 10.2 hereof, including its rights thereunder to terminate this Agreement.

          (c) Procedures.

          (1) Tender for Carriage. All Coal shall be shipped by Anker to ER&L hereunder via CSXT in unit trains of 7,000 Tons, or smaller if the Coal is to be transported in a barge which will also transport limestone, and shall be in accordance with CSXT's instructions and rules regarding unit train permits, loading, safety and other procedures. All tenders of shipments of Coal to ER&L shall be covered by a mine card on which Anker will show the following:

                     "Subject to Contract ICC-CSXT-C-04070"

or such other number as may from time to time be provided by ER&L as the correct reference to ER&L's rail transportation contract with CSXT.

          (2) Freeze Protection. When requested by ER&L, Anker shall apply a freeze protection agent as the Coal is loaded in the cars in amounts as may be agreed to from time to time by the Parties. The price for the freeze conditioning (material and application) shall be [*](5) for each pint per Ton of Coal, which ER&L agrees to pay to Anker promptly upon receipt of Anker's invoice therefor. The freeze protection price shall be subject to escalation as provided in Section 6.3.

     Section 4.2. Delivery Schedule.

          (a) Scheduling Determinations. By the fifteenth (15th) day preceding the start of each calendar quarter during the term of this Agreement, ER&L shall provide Anker with an estimate of the amount of Coal to be delivered during such quarter pursuant to this Agreement. In addition, on or before the twenty-eighth
(28th) day of each calendar month during the term of this Agreement, ER&L shall deliver to Anker written notice of the estimated amount of Coal to be delivered to ER&L during the next succeeding calendar month. Upon receipt of such notice, Anker shall confer with ER&L and the Parties shall arrange a delivery schedule for the month consistent with AES's needs; provided, however, that upon ER&L's request Anker shall use its best efforts to modify said schedule to the extent necessary to accommodate ER&L's changing Coal requirements. In the event either Party learns of a probable interruption in a scheduled delivery of Coal hereunder, such Party shall promptly notify the other Party.

          (b) Loading Arrangements. At the time Anker and ER&L confer, they shall set the days for loading the unit trains, provided, however, that if the schedule calls for Anker to load Coal on Sundays or public holidays, the schedule shall be adjusted at Anker's request to permit loading on the day prior or subsequent to such Sunday or public holiday, but such adjustment shall not delay the schedule of the barge. If the empty cars of the unit train are tendered on the day set, Anker agrees to load the cars within the time period set by CSXT's Original Applicable Tariff and, if the cars are not so loaded, to pay the demurrage charges provided in such tariff. If the empty cars are tendered on a day other than the day set, Anker agrees to load the cars within the time period set by CSXT's Original Applicable Tariff starting on the day set (if the empty cars arrived early) or starting on the first full working day beginning at 8:00 A.M. the cars are available (if the empty cars arrived late) . If the cars are not so loaded, Anker agrees to pay the demurrage charges provided in the tariff, subject to the provisions of Section 6.4(c) hereof. It is agreed that for purposes of the demurrage payments by Anker contemplated by this Agreement, the time periods set for loading in the Original Applicable Tariff will be the time periods as set by such tariff on the date of this Agreement and that such time periods will not thereafter change even if such tariff is amended or changed.

     Anker shall have no responsibility, whether for the payment of demurrage charges or otherwise, for any delays subsequent to the loading of the cars, including any delays in unloading the cars and loading or unloading the barges, unless caused by Anker's acts of

------------
(5) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

commission or omission. ER&L shall indemnify Anker from and against any and all loss or liability arising out of or in connection with such delays for which Anker is not responsible.

          (c) Notices to CSXT. At least forty-eight (48) hours prior to each tender of Coal to CSXT for carriage hereunder, Anker shall give notice thereof by telephone to CSXT's Director of Unit Trains, or such other person designated in writing by ER&L to Anker.

     Section 4.3. Invoices. Anker shall deliver to ER&L an invoice for each barge load of Coal after delivery of such Coal to AES at the Coal Delivery Point, provided that in the event of a delay of more than thirty (30) days in the delivery of Coal after it is loaded on rail cars, Anker may deliver its invoice at the end of such thirty (30) day period. Said invoices shall specify the tonnage delivered with appropriate weight documentation, specifications of the Coal delivered, the rail origin point and dates, and the sources of the Coal, and shall reflect the results of all analyses conducted pursuant to
Section 4.4. hereof. ER&L agrees to promptly provide necessary documentation input required by Anker to prepare the invoices required herein, and if such documentation is not so provided, Anker may prepare invoices based on its reasonable estimates.

     Section 4.4. Analysis. Each shipment of Coal hereunder shall be sampled and analyzed at Baltimore, Maryland.

          (a) Sample. At least one representative sample of each barge shipment at Baltimore shall be taken and given to an independent laboratory agreed to by Anker and ER&L (the "Lab") for analysis. The sampling shall be random, and the analysis shall be performed in accordance with methods approved by the American Society for Testing Materials (ASTM) consistent with Section 3.3 hereof or such other methods as may reasonably be agreed upon by Anker and ER&L. Either Party shall have the right to have a representative present at any and all times to observe such sampling and analysis. The Lab shall furnish the parties with a copy of the report of each analysis within 36 hours of completion of loading of the barge. The Parties shall share equally the cost of the sampling and Lab analysis.

          (b) Replacement of Lab. If either party becomes dissatisfied with the Lab, the Parties will mutually agree to another Lab.

     ER&L shall at all times keep Anker informed of the identity of the laboratory performing the analyses under the AES Agreement and consult with Anker regarding any changes thereof.

          (c) Analysis. The Lab shall divide all samples into not less than two
(2) parts and put them in suitable airtight containers, the second container in each case to be held available for a period of sixty (60) days after the date on which the shipment from which such sample was taken was delivered. If the Lab is the same laboratory AES and ER&L use, the results of the Lab's analysis shall be binding on Anker and ER&L. If

AES and ER&L use a different independent laboratory to analyze representative samples of the same shipment taken at Baltimore, and if that laboratory's analysis results are materially different from the Lab's analysis, the second container shall be analyzed by an independent laboratory selected by agreement of ER&L and Anker, or by the Lab if ER&L and Anker are unable to agree on an independent laboratory before the fifty-fifth day of the aforesaid 60-day period, and the results of such analysis shall be binding.

          (d) Procedure If Coal Is Rejected. ER&L has advised Anker that under the AES Agreement, AES may reject a barge load of Coal in whole or in part at or before the time of unloading the barge at the Facility. In the event Coal is so rejected, Anker and ER&L agree they will attempt to persuade AES to accept such Coal, including arranging with AES for additional sampling and testing of the Coal at the Coal Delivery Point and/or Facility.

     In the event AES finally rejects Coal delivered by ER&L, or in the event ER&L reasonably believes AES will reject it, ER&L may reject such Coal if the Coal remains in the barge and is rejected on the basis of either visible impurities or of the analysis results of samples taken in Baltimore, or if the Coal has been unloaded from the barge and it is unusable; provided, however, that Anker shall not be subject to rejection of Coal solely as a result of damage (including contamination) which occurred in transit.

     Section 4.5. Weighing. For each delivery hereunder of Coal to the Coal Delivery Point, weights shall be determined either by CSXT using its normal railroad scales or by barge draft survey, and the choice of the method for determining weights for such delivery under the AES Agreement shall apply for purposes of this Agreement. The railroad weight certificates or draft survey certificates shall be conclusive evidence of the quantity of Coal in any shipment.

     Section 4.6. Non-Complying Deliveries.

          (a) If any Coal tendered for delivery by Anker hereunder fails to meet the applicable Individual Specifications set forth herein or to conform with the timing and quantities, determined pursuant to Section 4.2 hereof and AES rejects a barge shipment of Coal in whole or in part and advises ER&L, ER&L shall have the right to reject such Coal as set forth in Section 4.4 (d) hereof, and ER&L shall use its reasonable efforts to so advise Anker before the shipment is due to be unloaded at the Facility, and notify Anker of the rejection and the reasons therefor. Anker shall promptly remove any deficient Coal shipment so rejected at its own expense and cure any deficiency in supply caused thereby (to the extent that ER&L has not purchased replacement quantities pursuant to
Section 4.6 (c) hereof).

          (b) If in any thirty (30) day period Anker makes two (2) or more barge shipments of Coal that would be subject to rejection under Section 4.6 (a) hereof and which are not cured by Anker within ten (10) days of the non-conforming delivery (whether or not such shipments are accepted by ER&L under Section 4.6 (a) hereof) ER&L may (i) request that Anker provide at its own expense assurances to ER&L's reasonable satisfaction that future shipments of Coal will comply with the terms and conditions of this Agreement, or (ii) upon fifteen (15) days' advance written notice, direct Anker to suspend further shipments of Coal, which suspension shall be considered to be commercially reasonable. Such suspension shall continue until the earlier of (i) ER&L's notice to Anker to resume deliveries hereunder, and (ii) the provision of the assurances re- quested by ER&L. If Anker fails to provide such assurances within fifteen (15) days of ER&L's request, Anker shall be in default of this Agreement and ER&L may pursue its rights and remedies under Section 10.2 hereof, including its right thereunder to terminate this Agreement.

          (c) If Anker fails to cure any rejected shipment pursuant to Section
4.6 (a) hereof after notice from ER&L, then ER&L shall have the right within thirty (30) days to purchase replacement coal from alternative sources, and Anker shall use its best efforts to assist ER&L in finding and acquiring such replacement supplies. In the event that ER&L purchases replacement quantities of coal pursuant to this Section 4.6 (c), Anker shall reimburse ER&L for the difference, if any, between (1) the costs incurred by ER&L in purchasing said replacement supplies minus (2) the amounts that would otherwise be payable by ER&L to Anker hereunder for the supplies so replaced (including any amounts which would in turn be payable by Anker to or on behalf of ER&L, or would be credited to ER&L, for transportation, handling and ancillary services relating to such supplies). Anker shall make such payment within thirty (30) days of receipt from ER&L of an invoice documenting such excess costs together with appropriate supporting documentation.

     Section 4.7. Title. Anker warrants that title to all Coal delivered to ER&L hereunder will be good and merchantable and its transfer lawful, and that such Coal will be free of any lien (except carriers' liens) , claim, demand, security interest or other encumbrance. Title to the Coal purchased and sold hereunder shall pass from Anker to ER&L upon acceptance of delivery to ER&L at the Coal Delivery Point, subject to ER&L's right to reject Coal under Section
4.6 hereof or in accordance with Applicable Laws.

                                    ARTICLE V

                              DISPOSITION OF WASTE

     Section 5.1.  Removal and Disposal Obligations.

          (a) General. ER&L shall remove the Waste from the Waste Removal Point and transport all the Waste to the rail siding serving the Waste Destination Point. Unless the Parties otherwise agree, Anker shall dispose of all Waste which it is required to dispose of pursuant to this Article V, whether such Waste is in the form of Pelletized Waste or Dry Waste. The general procedure for removal and delivery of Waste shall be as follows:

          (1) Construction of Pelletizing Facility. ER&L shall construct at or near the Waste Removal Point a pelletizing facility (the "Pelletizing Facility") which will convert the form of the Waste into free-flowing spherical pellets capable of being transported and handled without generating a significant amount of dust ("Pelletized Waste"). It is anticipated that AES will purchase the completed Pelletizing Facility. In consideration for ER&L's guarantee that the Pelletized Waste will have the aforesaid properties, Anker will reimburse ER&L for a portion of the cost of constructing the Pelletizing Facility. The amount of such reimbursement shall be [*].(6) Such reimbursement shall be payable on completion of construction and acceptance of the Pelletizing Facility by AES, against ER&L's invoice accompanied by appropriate supporting documentation. In the event that this Agreement, or Anker's obligation to dispose of Waste hereunder, is terminated prior to the expiration of the term of this Agreement for reasons other than Anker's willful breach, ER&L shall refund Anker's [*](5) payment; provided, however, that if such termination occurs after the fifth
(5th) anniversary of the date Anker made its payment, the amount of such refund shall be reduced by [*](5) for each full year elapsed after such fifth (5th) anniversary date.

          (2) Removal and Delivery of Pelletized Waste. It is contemplated that when the Pelletizing Facility is completed, the Waste shall be converted into Pelletized Waste at the Pelletizing Facility. The Parties anticipate that the Pelletized Waste will be transported by barge from the dock at the Waste Removal Point to a dock in Baltimore, Maryland, and will be transported by rail from Baltimore, Maryland to the rail siding serving the Waste Destination Point.

          (3) Removal and Delivery of Dry Waste. It is contemplated that prior to the completion of construction of the Pelletizing Facility, and from time to time thereafter, ER&L will remove Dry Waste from the Waste Removal Point. ER&L shall transport the Dry Waste to the rail siding serving the Waste Destination Point. The Parties anticipate that the Dry Waste will be transported by rail from the Waste Removal Point to the rail siding serving the Waste Destination Point.

          (4) Alternate Disposition; Sale. At any time prior to the actual or constructive placement at the Waste Disposal Site of rail cars containing Waste, the Parties may arrange, in accordance with the provisions of this Agreement, for the disposition of the Waste by a means other than its disposal by Anker at the Waste Disposal Site, including, without limitation, the sale of the Waste to a third party. Any such arrangement shall be expressed in writing; in the event of an emergency, the Parties shall attempt to expedite such agreement. If either Party proposes the sale of Waste to a third party, the terms of any such sale shall require the approval of both Parties.

          (b) Certain Obligations of ER&L. ER&L shall not agree, without Anker's consent, to any change in the AES Agreement which modifies ER&L's rights to dispose of the Waste. Notwithstanding any other provision of this Agreement which may be

-----------
(6) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

construed to the contrary, all risks of loss or damage in, and any liability arising out of or in connection with, the transportation of the Waste from the Waste Removal Point to the Waste Destination Point shall be borne by ER&L. Without limiting the generality of the preceding sentence, ER&L shall have full responsibility for the Waste while it is in ER&L's possession as though ER&L were a common carrier as to the Waste, and ER&L shall indemnify Anker from and against any and all loss or liability asserted against Anker by any third party arising out of or in connection with the transportation of the Waste by ER&L or any carrier arranged by ER&L, except to the extent, if any, that such loss or liability result from Anker's negligence.

          (c) Disposal obligations of Anker. Anker shall dispose of all Pelletized Waste and Dry Waste delivered by ER&L to the Waste Disposal Site (or at another site if required under Section 5.3 (b) hereof) in a safe and lawful manner, in accordance with Applicable Laws and Permits governing transport from the rail siding to the Waste Disposal Site and disposal, and in accordance with the terms and conditions of this Agreement. Notwithstanding any other provision of this Agreement, however, Anker shall not be obligated hereunder to dispose of waste other than fly ash and bottom ash or to dispose of any material if such material may not be handled and disposed of in compliance with Applicable Laws and Permits.

          (d) Non-Complying Deliveries. In the event that ER&L delivers to Anker any waste or other material that Anker is not required to dispose of pursuant to the provisions of Section 5.1(c) hereof, Anker shall have the right to reject such shipment. In the event that ER&L delivers to Anker any Waste which Anker determines, upon visual inspection, cannot be unloaded and handled at the Waste Disposal Facility without the use of equipment, operations, or periods of time which are materially different from the norm for the Waste Disposal Facility, Anker shall have the right (but not the obligation) to instruct ER&L to set aside such rail cars until such time as ER&L and Anker shall have agreed upon special arrangements, including additional compensation, for the disposal of such Waste, and during such period all costs incurred as a result of or in connection with such Waste and the setting aside of such rail cars shall be borne by ER&L.

     Section 5.2. Quantity. During the term of this Agreement, unless prohibited by a change in Applicable Laws or Permit rules or otherwise excused hereunder, and unless the Parties arrange in accordance with the provisions hereof for another disposition of the Waste, Anker shall dispose of all Waste, which presently is estimated to equal approximately [*](7) Tons per year during the term of this Agreement, it being understood by the Parties that such estimate is for informational purposes only, and that the actual quantities of Waste to be removed and disposed of hereunder will be determined by, among other things, the actual availability and operating performance of the Facility as well as the quality and other characteristics of the coal and limestone used at the Facility.

-----------
(7) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

     Section 5.3.  Method of Waste Disposal at Waste Disposal Site.

          (a) Waste Disposal Site. With respect to the Waste Disposal Site, Anker represents that (i) directly or indirectly through affiliates or other subcontractors, it has the right to dispose of Waste as contemplated herein at the Waste Disposal Site; (ii) directly or indirectly through affiliates or other subcontractors, Anker has all necessary rights of access to the Waste Disposal Site to allow it to dispose of the Waste to the extent and in the manner and quantities contemplated herein, (iii) directly or indirectly through affiliates or other subcontractors, Anker is in full compliance with any and all Applicable Laws and has all necessary Permits pertaining to the provision of Waste disposal services as contemplated herein, (iv) no materials or substances have been released or deposited at or on the Waste Disposal Site which may in any manner constitute or result in a violation of, or create any liability under, any Applicable Law concerning any waste or materials and (v) Anker will take all necessary steps to ensure that no such waste or material which may be in violation of any Applicable Law or may result in any such liability shall in the future be released or deposited at the Waste Disposal Site.

          (b) Assurances as to Arrangements and Site. Anker shall enter into such arrangements as are necessary to ensure the timely, safe and lawful transportation from Anker's siding to the Waste Disposal Site in accordance with the schedules determined pursuant to Section 5.3(f) hereof. Such arrangements must ensure full compliance with Applicable Laws governing transportation and disposal of Waste. Within forty-five (45) days after the date hereof, Anker shall provide ER&L with evidence of such arrangements, which evidence shall demonstrate to ER&L's satisfaction that Anker will be able to dispose of the Waste as required hereunder.

     In addition, if Applicable Laws and Permit rules are changed so as to prohibit Anker from disposing of the Waste as provided herein, or if the disposal of Waste otherwise cannot be made at the Waste Disposal Site in the manner and quantities contemplated herein, the provisions of Section 5.6 hereof shall apply.

          (c) Siding Construction. At or near a Waste Disposal Site, Anker will design and submit to ER&L for its approval, which shall not be unreasonably withheld, a Waste unloading facility. After the design and location are approved by ER&L, Anker will provide necessary grading and construct the necessary unloading facility, including, but not limited to, the unloading pit, machinery, lighting, and safety features. ER&L will provide and install necessary siding tracks and switch work. Carloads of Waste will be unloaded and the cars reloaded with Coal pursuant to this Agreement at or near the Waste unloading site.

          (d) Construction Costs, Allocation and Limits. It is agreed, if Anker's costs for the Waste Disposal Facility (the "Base Cost") exceed [*],(8) the provisions of

-----------
(8) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

Section 6.2(b) shall apply, and if the Base Cost is projected to exceed [*],(9) at Anker's option the Parties will use their best efforts to negotiate a mutually satisfactory alternative agreement. Should the parties fail to reach such an agreement, Anker may elect either to spend the additional amount required or to terminate its Waste disposal services under this Agreement. The Base Cost for the Waste Disposal Facility shall include, without limitation, capital cost and the cost of engineering, design and testing, whether performed internally or by employing the services of third parties, and whether incurred before, on or after the date of this Agreement.

          (e) Cost Recovery. If ER&L fails to deliver substantially all the Waste from the Waste Removal Point to Anker's rail siding serving the Waste Disposal Site, Anker may terminate its Waste disposal services under this Agreement and ER&L shall reimburse Anker for its costs in designing, acquiring, constructing and testing the Waste Disposal Facility less the accumulated depreciation on the Waste Disposal Facility as shown on the books of Anker and its affiliates. The provisions of this Section 5.3(e) shall be in addition to an other remedy provided to Anker hereunder or by Applicable Law; provided, however, that Anker shall not be entitled to reimbursement pursuant to the preceding sentence to the extent of its use of the Waste Disposal Facility.

          (f) Schedule; Additional Costs. By the twentieth (20th) day preceding the start of each calendar quarter during the term of this Agreement, ER&L shall provide Anker with an estimate of the amount of Waste to be removed and disposed of during such quarter pursuant to this Agreement. In addition, on or before the twenty- eighth (28th) day of each calendar month during the term of this Agreement, ER&L shall advise Anker of the estimated amount of Waste to be removed from the Facility during the next succeeding calendar month. Upon receipt of such notice, Anker shall arrange for the disposal of said estimated quantities, provided, however, that upon ER&L's request Anker shall use its best efforts to accommodate changing Waste disposal requirements of ER&L. Anker shall have no responsibility, whether for the payment of demurrage charges or otherwise, for any delays prior to the actual or constructive placement of the cars at Anker's rail siding serving the Waste Disposal Site, including any delays in loading or unloading the barges or in loading the cars. ER&L shall indemnify Anker from and against any and all loss or liability arising out of or in connection with such delays.

     ER&L represents to Anker that the Waste to be handled can readily be dumped from the rail cars using conventional means. If the carloads of Waste are not free flowing so they can be unloaded through bottom dump hoppers with the aid of a car shaker, ER&L will reimburse Anker for any reasonable, extra expense incurred to unload, haul, handle and dispose of the Waste.

          (g) Weighing. The weight of each quantity of Waste to be disposed of by Anker hereunder shall be determined as follows: If such Waste is transported in part by barge, the weight shall be determined after the Waste is loaded in rail cars by using, at

-----------
(9) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

ER&L's option, either the official railroad weights or weights taken from certified scales at the rail loading facility in Baltimore. If such Waste is not transported in part by barge, the weight shall be taken from certified rail scales on which ER&L shall cause the Waste to be weighed in the rail cars. ER&L shall promptly furnish all such weights to Anker. If requested by Anker, ER&L shall arrange reasonable notice and adequate access so that Anker has a reasonable opportunity to observe the weighing procedure.

          (h) Invoices. Seven (7) days after the unloading of each bargeload of Pelletized Waste, Anker shall send an invoice to ER&L for the Waste disposal services relating to such Waste. With respect to Waste disposal services for Dry Waste and any other Waste not shipped by barge, Anker shall send an invoice to ER&L seven (7) days after the unloading at the Waste Destination Point of each rail car load of such Waste.

          (i) Non-Complying Disposals. If Anker shall fail to dispose of any Waste received by it, and unless otherwise excused hereunder, Anker shall have thirty (30) days from the date of such failure to cure such breach by disposing of said Waste shipment.

     If Anker f ails to cure such breach after notice from ER&L, then ER&L shall have the right to purchase temporary replacement Waste disposal services from alternative sources, and Anker shall use its best efforts to assist ER&L in finding and acquiring such replacement services. Anker shall reimburse ER&L, within thirty (30) days of receipt from ER&L of an invoice documenting the relevant costs, for the difference, if any, between (1) the sum of any fines or penalties that ER&L incurs under any Applicable Laws or Permits or otherwise as a result of such breach by Anker plus the costs incurred by ER&L in purchasing said replacement services minus (2) the amounts that would otherwise be payable by ER&L to Anker hereunder for the services so replaced (including any amounts which would in turn be payable by Anker to ER&L, or would be credited to ER&L, for transportation, handling, and ancillary services relating to the Waste disposed of).

     Section 5.4. Title. Title to the Waste to be disposed of by Anker hereunder shall pass from ER&L to Anker upon actual placement at the Waste Destination Point of the rail cars carrying such Waste.

     Section 5.5. Waste Disposal Service Not Required If Coal Is Not Used. Anker will not be obligated, but may at its option elect, to provide Waste disposal service if ER&L is not purchasing Coal from Anker under this Agreement.

     Section 5.6. Alternate Waste Disposal. (a) If Anker's failure to dispose of Waste is the result of a change of Applicable Law or Permit rule or other reason beyond Anker's reasonable control or otherwise excused hereunder, such failure will not be a breach of this Agreement. In the event that Applicable Laws or Permit rules are changed so as to prohibit or render uneconomical the disposition of the Waste by Anker as contemplated by Section 5.3 hereof, or if for reasons beyond Anker's control the disposal of Waste otherwise cannot be made at the Waste Disposal Site in the manner and quantities contemplated herein, Anker may so notify ER&L and propose to provide an alternate Waste disposal service at an adjusted Purchase Price therefor. If the parties are unable to agree on such alternate Waste disposal service and adjusted Purchase Price, Anker may elect to terminate its Waste disposal services under this Agreement.

          (b) At any time during the term of this Agreement, Anker may propose to provide Waste Disposal services at a location other than a Waste Disposal Site. ER&L shall not unreasonably withhold its consent to any such proposal, but ER&L's consent may be conditioned on the consent of AES.

                                   ARTICLE VI

                             PURCHASE PRICE FOR COAL

                           AND WASTE DISPOSAL SERVICES

     Section 6.1. Coal.

          (a) Purchase Price. The Purchase Price per Ton for the Coal under this Agreement shall be equal to the base amount set forth below next to the Pricing District (as determined pursuant to Section 6.1(b) hereof) in which the Coal is loaded on rail cars:

                  Base Amount of
                  Purchase Price          Pricing District(s)
                  ---------------         -------------------

                  [*](10)                 Cumberland-Piedmont East
                  [*](10)                 Cumberland-Piedmont West, Mountain
                  [*](10)                 Fairmont, Grafton, WV Northern
                  [*](10)                 Clarksburg, Belington
                  [*](10)                 Elk River North, Gauley North,
                                               Beech Mountain
                  [*](10)                 Elk River South, Gauley Middle
                  [*](10)                 Gauley South

together with the adjustments thereto made for inflation in accordance with
Section 6.3 hereof and such other adjustments as are provided herein.

          (b) Pricing Districts. For purposes of Section 6.1(a) hereof, the base amount of the Purchase Price for each Ton of Coal shall be determined according to the Pricing District in which such Coal is loaded on rail cars for shipment to the Facility. Annex D hereto sets forth coal loading locations in each Pricing District. Coal loaded from such locations shall be deemed loaded in the Pricing District indicated in Annex D, without regard to changes in railroad freight districts which may occur from time to time. The Pricing District for Coal which is not loaded from a location listed in Annex D shall

-----------
(10) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

be determined as follows: If the Coal is loaded from a location which is situated between two locations listed under the same Pricing District in Annex D, it shall be deemed loaded in said Pricing District. If the Coal is loaded from a location which is situated between locations listed under different Pricing Districts in Annex D, the Parties shall agree as to which of said Pricing Districts includes such location.

          (c) Adjustment for Content. The Purchase Price of Coal shall be adjusted for the heat content, ash content, and sulphur content, determined on the basis of the Lab's analysis referred to in Section 4.4 hereof, as follows:

          (i) BTU's - [*](11) a Ton increase for each BTU/lb. by which the BTU's exceed [*].(11)

          (ii) ash - [*](11) a Ton decrease or increase for each [*](11) of a percentage point by which the ash content exceeds or falls below [*].(11)

          (iii) sulphur

               (a) An increase of [*](11) a ton for each [*](11) of a percentage point by which the sulphur content falls below [*].(11)

               (b) A decrease of [*](11) a ton for each [*](11) of a percentage point by which the sulphur content exceeds [*].(11)

The foregoing adjustment amounts shall be adjusted for inflation in accordance with Section 6.3 hereof.

          (d) Adjustments for Non-Conformity with Specifications. The Purchase Prices for Coal in each calendar month shall be reduced to reflect the extent, if any, to which the actual specifications of the Coal deliveries purchased hereunder during such month do not conform with the applicable Individual or Monthly Specifications. The Parties shall in good faith negotiate such reduction promptly after the end of any such month. Either Party may submit such dispute to arbitration under Section 13.1 hereof. Such negotiations and arbitration, if any, shall take into account (i) the benefit of any bargain accruing to each of ER&L and Anker under this Agreement in light of market prices available on the Base Date with respect to agreements with similar durations and (ii) the relative significance or insignificance of any nonconformance compared to all other factors taken into account in arriving at the Purchase Price. For purposes of clarification the parties acknowledge that, for example, if Coal is delivered with a sulphur content in excess of the applicable specifications so that ER&L is required to purchase more Limestone and handle more Waste than originally contemplated, the Purchase Price for such Coal shall be reduced so that such additional service attributable to such nonconformance shall be for Anker's account.

-----------
(11) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

          (e) Adjustment for Government Imposition Increases. Anker has determined that a portion of the Purchase Price for Coal is allocable to the charges that will be made by Anker (with respect to the supply of Coal under this Agreement) for reimbursement of costs specified in this Section 6.1(e) (the "Reimbursable Costs"). The Reimbursable Costs are the costs due to the government impositions described below. Anker has determined that as of the Base Date, the Reimbursable Costs in the aggregate are fairly attributed to [*](12) of the Purchase Price for Coal (the "Total Percentage"), and that each category of government imposition set forth below is fairly attributed to the "Partial Percentage" of said Purchase Price set forth below.

Reimbursable Costs Attributable                             Partial Percentage
to Government Imposition

1.   Federal Black Lung excise tax
     for surface mined coal: the greater
     of 4% of the applicable sales price
     or $.55 per Ton, and/or

     Federal Black Lung excise tax for
     deep mined coal: the greater of 4% of
     the applicable sales price or $1.10 per
     Ton                                                       [*](12)

2.   Federal Reclamation Deep Mine Fee:
     $.15 per Ton and/or

     Federal Reclamation Strip Mine Fee:
     $.35 per Ton and/or
     State reclamation tax: $.0l per Ton                       [*](12)

3.   State coal severance or B&O tax or
     sales tax:

     3.85% of the applicable sales price                       [*](12)
4.   State Black Lung tax: 1% of gross payroll                 [*](12)

              Total Percentage                                 [*](12)

     If after the Base Date any change in government imposition within any category above causes a change in Reimbursable Costs of Anker, the Purchase Price for Coal shall be adjusted as provided herein. As soon as is practicable, the Reimbursable Cost shall be recomputed in the same manner (except as noted in this sentence) used in calculating the [*](12) Total Percentage, to reflect any such change of government imposition within the appropriate category; the recomputation of Reimbursable Costs shall take into account changes in the ratio between surface and deep mining assumed on the Base Date and

-----------
(12) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

actually and reasonably anticipated at the time of the recomputation. The Partial Percentage for such category shall be adjusted to equal:

Recomputed Reimbursable                   Original
      Costs                     x         Partial
-----------------------
Original Reimbursable                     Percentage
      Costs

The Partial Percentages (as adjusted) shall be added to determine adjusted Total Percentage. The difference between the adjusted Total Percentage and [*](13) (or any more recent adjusted Total Percentage) shall be the "Difference Percentage." The Purchase Price for Coal shall be adjusted to reflect [*](13) of such Difference Percentage. Such adjustment shall be effective as of the effective date of the change in government imposition, and shall be payable retroactively to such date. Payment shall be made promptly upon receipt of the invoice therefor.

     Anker represents that the determinations included in this Section 6.1(e) as of the Base Date and the information in the chart above are accurate and true or based upon reasonable projections and assumptions. Any adjustments in the Purchase Price for Coal pursuant to this Section 6.1(e) shall be made on the basis of true, accurate and reasonably detailed and confirmed information.

     If any new government imposition, not included in the categories in the foregoing chart, is introduced and is payable by Anker in order to perform this Agreement, the Parties shall in good faith negotiate (a) the Purchase Price adjustment, and the corresponding modifications in the Total Percentage and Partial Percentages, necessary to reimburse Anker for such new government imposition and (b) the portion of such adjustment, if any, which ER&L will provide whether or not it obtains equivalent adjustments and modifications from AES. Thereafter, ER&L shall promptly and diligently attempt to negotiate equivalent adjustments and modifications with AES. The adjustments negotiated by the Parties shall apply hereunder to the extent that AES agrees with ER&L to make equivalent adjustments in the purchase price, total percentage and partial percentages provided for in the AES Agreement. To the extent that AES does not agree to equivalent adjustments and modifications, the Purchase Price hereunder shall be adjusted by an amount equal to the sum of (a) the amount of the portion of the Purchase Price adjustment negotiated by the Parties to reimburse Anker for such new government imposition which ER&L agreed to provide, if any, plus
(b) an amount, not exceeding the balance of such negotiated Purchase Price adjustment, equal to any reduction in the government impositions included in the categories in the foregoing chart which occurred in conjunction with the introduction of such new government imposition.

-----------
(13) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

     Section 6.2. Waste.

          (a) Purchase Price. The Purchase Price per Ton of Waste for the Waste disposal services under this Agreement shall be equal to

           [*](14) per Ton for Pelletized Waste
           [*](14) per Ton for Dry Waste

together with the adjustments thereto made for inflation in accordance with
Section 6.3 hereof and such other adjustments as are provided herein. The provisions of section 5.1(d) hereof shall apply to the determination of the Purchase Price under the circumstances specified in that section.

          (b) Adjustment for Surcharge. If Anker's Base Cost for the Waste Disposal Facility, as determined pursuant to Section 5.3(d), exceeds [*],(14) the Purchase Price per Ton of Waste shall be increased by a surcharge (the "Surcharge Adjustment") . The amount of the Surcharge Adjustment shall be [*](14) for each [*](14) or part thereof by which the Base Cost exceeds [*].(14) Anker shall notify ER&L of the amount of the Base Cost, and shall by notice correct such amount from time to time as necessary. Promptly following any such notice of correction, the Surcharge Adjustment shall be recalculated; the future Purchase Price shall be adjusted accordingly; and the difference between the total amount theretofore paid on account of the Surcharge Adjustment, and the total amount that would have been payable on the basis of the Base Cost as so corrected, shall be paid or refunded, as the case may be, by the appropriate Party. The Surcharge Adjustment shall apply to, and only to, the Purchase Price for the first [*](14) Tons of Waste to be disposed of by Anker hereunder in each year for a period of [*](14) commencing [*].(14) If fewer than [*](14) Tons of Waste are to be disposed of by Anker in any such year, ER&L shall pay Anker, promptly following the end of such year, an amount equal to the Surcharge Adjustment multiplied by the difference between [*](14) and the number of Tons of Waste to be disposed of by Anker in such year. In the event that this Agreement, or Anker's Waste disposal services hereunder, shall be terminated prior to the expiration of the [*](14) period during which the Surcharge Adjustment applies, ER&L shall promptly pay to Anker the total amount that would thereafter have been payable on account of the Surcharge Adjustment.

          (c) Adjustment for Government Imposition Increases. If Applicable Laws and Permit rules are changed so as to make it more expensive for Anker to use its Waste Disposal Site, the rates, Purchase Price per Ton of Waste and other applicable payments, if any, provided herein shall be adjusted to reflect the benefits and detriments resulting to Anker as a result of continuance and use of the Waste Disposal Site and the additional expenses incurred, including additional capital expenditures.

-----------
(14) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

          (d) Adjustment for Start-Up Waste Disposal. In view of the Parties' determination that the characteristics of the Waste delivered to Anker in calendar year 1990 have not conformed to the Parties' expectations, the Purchase Price per Ton for the first [*](15) Tons of Waste to be disposed of by Anker shall be adjusted to compensate Anker for its additional start-up costs in handling and disposing of such Waste. The amount of such adjustment shall be [*](51) per Ton. The aggregate amount of such adjustment shall be payable in a one-time lump sum payment on the date of this Agreement.

     Section 6.3. Inflation Adjustment. The Purchase Prices for Coal and waste disposal services referred to in Section 6.1 (a) and Section 6.2(a), respectively, the adjustment amounts set forth in Section 6.1(c) hereof, the adjustment amounts set forth in Section 3.3(c) hereof, and the price payable for freeze protection set forth in Section 4.1(c)(2) hereof, during any calendar year shall be adjusted by Anker as soon as is practicable after the beginning of such calendar year to equal the product of (a) such amount times (b) the sum of one (1) plus [*](15) of the percentage change in the GNP Deflator from the GNP Deflator for the first quarter of 1986 (the "Base GNP Value") to the GNP Deflator for the fourth quarter of the immediately preceding calendar year (the "Adjustment Formula"). Such adjustments shall be applied to the Purchase Prices for all Coal and Waste disposal services delivered in the then-current calendar year, and shall be retroactively applied to any such deliveries made in such current year prior to the calculation of such adjustment amounts. If the difference of the payments already made by ER&L during such current calendar year minus the adjusted payment determined from such retroactive application of the Adjustment Formula is a negative number, that difference shall be paid by ER&L to Anker; if the difference is a positive number, that difference shall be paid by Anker to ER&L. Such payments shall be made promptly upon receipt of an invoice therefor.

     Section 6.4. Freight Charges; Adjustments.

          (a) Transportation Arrangements. ER&L shall be responsible for making all arrangements for the transportation of Coal and Waste, and shall instruct the carriers to direct their invoices to ER&L as the shipper.

          (b) Freight. All freight costs shall be for the account of ER&L, and the Purchase Prices include the full consideration payable by Anker to ER&L for transportation services arranged for and rendered hereunder, other than charges (including without limitation demurrage) incurred at Anker's request or as a result of Anker's acts or omissions.


-----------
(15) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

          (c) Reimbursement or Adjustment for Change in Tariffs.

     (i) Demurrage Changes. ER&L shall reimburse Anker for demurrage costs incurred by Anker in connection with the performance of this Agreement as a result of any change in railroad demurrage rates or rules, as follows:

          A. Demurrage Rates. The amount that ER&L shall, reimburse Anker for costs caused by a demurrage rate change shall be Anker's actual cost under such rate change minus the lesser of: (x) the carrier's published demurrage charges or (y) the tariff charge for demurrage provided in the Original Applicable Tariff as adjusted for inflation pursuant to the Adjustment Formula set forth in Section 6.3.

          B. Demurrage Rules. The amount that ER&L shall reimburse Anker for costs caused by a demurrage rule change shall be an amount equal to the difference between Anker's demurrage costs under such rule change and Anker's demurrage costs immediately prior to the rule change.

     (ii) Non-Demurrage Changes. Subject to the limitations provided in this
Section 6. 4 (c) (ii) , ER&L shall reimburse Anker for non-demurrage costs incurred by Anker in connection with the performance of this Agreement as a result of a Compelled Change. A "Compelled Change" means a change in Anker's facility, plant or operations compelled by a published railroad rate or rule change (other than a change in demurrage rates or rules which is subject to the provisions of Section 6.4(c)(i) hereof) applicable to Anker and other shippers who are reasonably similar to Anker or its affiliates named in Annexes B and C hereto as to location, size, and line of business. When a rate or rule change that will result in a Compelled Change is announced, Anker and ER&L shall confer within fourteen (14) days after Anker notifies ER&L of the rate or rule change to determine a mutually cost efficient manner to effect the Compelled Change. ER&L shall reimburse Anker starting from the date Anker puts the Compelled Change into service until the termination-of this Agreement or any extension thereof as to the commodity (Coal or Waste) handled or served by the facility or plant affected by the rate or rule change that resulted in the Compelled Change; provided, however, that in no event shall ER&L be liable to reimburse Anker more than [*](16) for any Compelled Change. Unless the parties otherwise agree, reimbursement for any Compelled Change is to be amortized in equal monthly payments over five consecutive years; however, if this Agreement terminates prior to full amortization, then ER&L shall not be responsible to further reimburse Anker after such termination date. In the event that the costs incurred by Anker related partly to the performance of this Agreement and partly to unrelated business of Anker, then ER&L's reimbursement obligation under this
Section 6.4 (c) (ii) shall be limited to the prorated share of Anker's costs that related to the performance of this Agreement at the time Anker incurred such costs.


-----------
(16) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

     (iii) Disputes. Any dispute regarding any reimbursement or adjustment covering demurrage or non-demurrage changes in tariffs may be referred to arbitration pursuant to Article XIII hereof.

                                   ARTICLE VII

                               PAYMENT AND RECORDS

     Section 7.1. Billing. Anker shall deliver to ER&L invoices showing the Purchase Price for the Coal and the Waste disposal services delivered by Anker and for any cost incurred by Anker for the account of ER&L and any reimbursement or adjustment payable to Anker as provided in Sections 4.3, 5.3(h) and 6.4 hereof. If ER&L disputes any portion of any statement submitted by Anker for payment pursuant to this Section 7.1, ER&L shall pay the undisputed portion of such statement in accordance with Section 7.2 hereof and the Parties shall cooperate and use their best efforts to resolve the dispute as quickly as possible. Any such dispute may be submitted for arbitration in accordance with
Article XIII hereof.

     Section 7.2. Payment. ER&L shall pay to Anker the payment due on the basis of each statement provided to ER&L by Anker pursuant to Section 7.1 hereof. Payment shall be made by wire transfer into Anker's account designated from time to time by Anker by notice and shall be received by Anker no later than the "Payment Due Date". "Payment Due Date" means the later of (1) the last day of the month in which the Coal being invoiced was shipped or the Waste being invoiced was unloaded from rail cars at the Waste Destination Point, as the case may be, or (2) the f6urth business day following the date of Anker's invoice. Any payment not so made (including disputed amounts withheld and later determined to be payable pursuant to arbitration, settlement or otherwise) shall be overdue and shall bear interest, at an annual rate equal to the Prime Rate plus one percent (1%), from the Payment Due Date until the earlier of (A) the date such payment is actually received by Anker and (B) the 15th day of the month next succeeding the month in which the Coal being invoiced was shipped or the Waste being invoiced was unloaded, and thereafter shall bear interest at such aggregate rate plus an additional three percent (3%) until the date such payment is actually received by Anker.

     Section 7.3. Records. Each Party shall keep and maintain complete and accurate records and all other data required by each of them for the purposes of proper administration of this Agreement. In addition, Anker shall keep and maintain complete and accurate records with respect to Waste disposal services, including the amounts- of Waste disposed and the location of such disposal. Anker shall make such records available to ER&L or its designees or representatives upon request, and shall provide ER&L with access to such personnel, all as may be required by ER&L to determine whether all Waste disposal services were provided in compliance with all Applicable Laws and Permits. All such records shall be maintained by Anker for five (5) years after the expiration of this Agreement. At the end of such period ER&L may, at its option, obtain from Anker and keep and maintain such records, or copies thereof, for such duration as ER&L deems appropriate. Either Party will have the right from time to time, upon written notice to the other, to examine the records and data of the other relating to this Agreement at any time during the period the records are required to be maintained under this Section 7.3.

                                  ARTICLE VIII

                                  FORCE MAJEURE

     Section 8.1. Definition. "Force Majeure" shall mean any cause or causes which wholly or partly prevent or delay the performance of obligations arising under this Agreement and which are not reasonably within the control of the non-performing Party, and shall include, without limitation, a change of Applicable Laws or Permit rules adversely affecting Waste disposal service, an act of God, nuclear emergency, explosion, fire, epidemic, landslide, lightning, earthquake, flood or similar cataclysmic occurrence, an act of the public enemy, war, blockade, insurrection, riot, civil disturbance, general industry-wide strikes of the United Mine Workers Union affecting the States of Kentucky, Ohio, Pennsylvania and West Virginia, restrictions or restraints imposed by law or by rule, regulation or order of governmental authorities, whether Federal, State or local, and any other cause beyond the reasonable control of the Party relying on such cause to excuse its performance hereunder; provided, however, that none of the following shall constitute Force Majeure: (i) lack of money, (ii) changes in market conditions, (iii) unless the result of any of the events listed above, failure of the Mines to produce Coal in such quantities or of such quality as required under this Agreement, or (iv) unless the result of any of the events listed above, unavailability of the Waste Disposal Site for disposal of Waste.

     Section 8.2. Burden of Proof. In the event that the Parties are unable in good faith to agree that a Force Majeure event has occurred, the Parties shall submit the dispute for arbitration pursuant to Article XIII hereof, and the burden of proof as to whether an event of Force Majeure has occurred shall be upon the Party claiming an event of Force Majeure.

     Section 8.3. Effect of Force Majeure. If either Party is rendered wholly or partially unable to perform its obligations under this Agreement because of a Force Majeure event, that Party shall be excused from whatever performance, other than an obligation to pay money, is affected by the Force Majeure event to the extent so affected, provided, that:

          A. The non-performing Party within five (5) business days after the occurrence of the inability to perform due to a Force Majeure event shall provide written notice to the other Party of the particulars of the occurrence including an estimation of its expected duration and probable impact on the performance of its obligations hereunder and shall continue to furnish timely regular reports with respect thereto during the period of Force Majeure, but provided that if a Party has actual notice of the occurrence and status of the condition of Force Majeure, the other Party shall not be required to give such notice;

          B. the non-performing Party shall use its best efforts to continue to perform its obligations hereunder and to remedy its inability to so perform (but such requirement shall not be construed to obligate a Party to accede to the demands of labor); Anker shall, at a minimum, allocate all of its available Coal supply and reserves and its Waste disposal capabilities on a pro rata basis among only ER&L and those other customers with whom Anker had firm contracts as of the date the Force Majeure condition commenced (or renewals on substantially the same terms as said original contracts); and ER&L shall, at a minimum, cause CSXT to allocate all of its available transportation and handling facilities on a pro rata basis among only Anker and those other customers with whom CSXT has firm contracts as of the date the Force Majeure condition commenced; and the non-performing Party shall notify the other Party promptly (but in no event later than three (3) days after the event of Force Majeure) of the proposed allocation method;

          C. the non-performing Party shall provide the other Party with prompt notice of the cessation of the event of Force Majeure giving rise to the excuse from performance;

          D. no obligation of either Party that arose prior to the occurrence of the event of Force Majeure shall be excused as a result of such occurrence;

          E. if either Party is prevented for more than one hundred twenty (120) days during any twelve (12) month period during the term hereof from substantially fulfilling its obligations under this Agreement by an event of Force Majeure, the other Party may terminate this Agreement; provided, however, that ER&L may not terminate this Agreement pursuant to this paragraph if Anker is prevented from so fulfilling its obligations by an event of Force Majeure affecting CSXT or ER&L's arrangements for transportation of the Coal and Waste.

     Section 8.4. Extension of Term. The term of this Agreement shall, at a Party's option, be extended for a period equal to the sum of all periods during which the other Party is unable as a result of a-Force Majeure event to perform as required hereunder.

                                   ARTICLE IX

                                 RIGHT TO VISIT

     Section 9.1. Right to Visit. Each Party grants to the other (including its agents) the right to visit its facilities, from time to time, upon reasonable notice and subject to the applicable rules and regulations of the facilities, in order to witness and review operations related to this Agreement. If ER&L determines under Section 3.4 hereof that the Coal deliveries have caused operating problems, ER&L and Anker shall cooperate in arranging for Anker to review the specific problem area.

                                    ARTICLE X

                            EVENTS OF DEFAULT; REMEDY

     Section 10. 1. Event of Default. (a) An event of default ("Event of Default") under this Agreement shall be deemed to exist upon the occurrence of any one or more of the following events:

          (1) Failure by either Party to make payment of any amounts due the other Party under this Agreement, which failure continues for a period of fifteen (15) days after written notice of such nonpayment.

          (2) Anker's failures to deliver shipments of Coal to ER&L or to dispose of shipments of Waste as required hereunder (without curing such failure within fifteen (15) days after notice of such failure pursuant to Sections 4.6(c) or 5.3(i) hereof) number in the aggregate six (6) or more in any twelve (12) month period during the term of this Agreement. It is understood a failure to dispose of Waste shipments because of a change of Applicable Law or Permit rules or because such change substantially increases Anker's cost, will not be an Event of Default.

          (3) Anker fails to provide the assurances requested by ER&L pursuant to Sections 4. 1 (b) , 4. 6 (b) or 5. 3 (b) hereof within fifteen (15) days after notice of such failure.

          (4) Failure by either Party to perform fully any other material provision of this Agreement, and (i) such failure continues for a period of thirty (30) days after written notice of such nonperformance or (ii) if the nonperforming Party shall commence within such thirty (30) days and shall thereafter proceed with all due diligence to cure such failure, such failure is not cured within such longer period (not to exceed ninety (90) days) as shall be necessary for such Party to cure the same with all due diligence.

     Section 10.2. Remedy for Breach. Upon the occurrence and during the continuance of an Event of Default hereunder, the Party not in default shall have the right to terminate this Agreement, upon ten (10) days' written notice and to pursue any other remedy given under this Agreement or now or hereafter existing at law or in equity or otherwise. ER&L may not terminate this Agreement in part without Anker's consent.

     Section 10.3. Specific Performance and Injunctive Relief. Each Party shall be entitled to a decree compelling specific performance with respect to, and shall be entitled, without the necessity of filing any bond, to the restraint by injunctive relief of any actual or threatened breach of, any material obligation of the other Party under this Agreement.

     Section 10. 4. Waiver. Waiver by either Party of any breach, or failure to require strict performance of the terms and conditions of this Agreement at any time, shall in no way affect, limit or waive such Party's right thereafter to enforce and compel strict compliance with this Agreement and shall in no way be construed as a consent to any continuing or subsequent breach or failure to perform in strict compliance with this Agreement.

     Section 10. 5. No Consequential Damages. Notwithstanding anything herein to the contrary, neither Party shall be liable for consequential damages by virtue of its breach of any of its obligations hereunder.

                                   ARTICLE XI

                                    INSURANCE

     Section 11.1. Insurance. Commencing on the first date upon which any service is to be provided by Anker hereunder, Anker shall, at its own expense, acquire and maintain the following minimum coverages:

     (a) Comprehensive General Liability Insurance, including automobile liability and contractual liability, insuring the indemnity obligations set forth in this Agreement, with completed operations coverage, with limits of $1,000,000 per occurrence applicable to loss of or damage to property.

     (b) Worker's Compensation Insurance including occupational Disease Insurance in accordance with the laws of the states where the work is to be performed, and Employer's Liability Insurance in the amount of $1,000,000 per occurrence.

     In addition, all dollar amounts expressed in this Section 11.1 shall be updated triennially based on then current market conditions.

     Section 11. 2. Coverage. The insurance policies acquired and maintained by Anker pursuant to Section 11.1 hereof shall be endorsed naming ER&L as additional insured with respect to any and all third party bodily injury and/or property damage claims arising from Anker's performance of this Agreement and shall require thirty (30) days' written notice to be given to ER&L of cancellation and material change in any of the policies.

     It is understood such insurance will not cover ER&L employees or agents except when the injury is incurred on property owned or controlled by Anker. It is further understood such insurance will not cover ER&L employees or agents for black lung claims, workmen's compensation claims and in the event the employee's or agent's injury is solely caused by his own negligence.

     Section 11.3. Evidence of Coverage. Evidence of insurance for the coverage specified herein shall be provided by Anker to ER&L prior to the In-Service Date. During the remaining term of this Agreement, Anker, upon reasonable request, shall furnish ER&L with certificates of insurance described in this
Article XI.

     Section 11.4. Liability Notwithstanding Insurance Coverage. The insurance coverages described in this Article XI shall be primary to any other coverage available to ER&L and shall not be deemed to limit Anker's liability under this Agreement.

                                   ARTICLE XII

                              COMPLIANCE WITH LAWS

     Section 12. 1. Compliance with Laws. Anker represents and warrants to ER&L that directly or indirectly through affiliates or other subcontractors it has all Permits (which are accurately described in Annex E attached hereto), and during the term of this Agreement shall maintain all Permits, required under Applicable Law to be held in connection with the Mines, the Waste Disposal Sits, the mining of Coal and the disposal of Waste as contemplated by this Agreement, and as otherwise required to perform its obligations hereunder. Anker shall comply with all Applicable Laws and Permits in performing its obligations hereunder and shall operate and maintain the Waste Disposal Site in accordance with all Applicable Laws. Anker shall promptly notify ER&L of any material actual or threatened loss, amendment or breach of any such Permit or any material actual or threatened breach of any such Applicable Law.

     It is understood if Applicable Laws and Permit rules are changed, Anker will use its best efforts to comply with such changes, but if the changes make it impossible or unreasonably uneconomical for Anker to furnish Waste disposal service, Anker will not be required to do so.

                                  ARTICLE XIII

                                   ARBITRATION

     Section 13.1. Arbitration. The Parties shall negotiate in good faith and attempt to resolve any dispute which may develop under this Agreement; however, if the Parties are unable to resolve a dispute hereunder, either Party may serve upon the other a demand that such matter be arbitrated, in which case the same shall be resolved by arbitration conducted in accordance with the rules of the American Arbitration Association. In the event of such a dispute, the Parties shall endeavor to appoint an arbitrator agreeable to both of them, who shall be the sole arbitrator. In the event that the Parties are unable to agree upon an arbitrator within twenty (20) days of the filing of a demand for arbitration by the initiating Party, then either Party may request the American Arbitration Association to appoint a member in good standing of such Association as the sole arbitrator. Unless the Parties otherwise agree, the arbitration will be held in Washington, D.C. The Parties will proceed with the arbitration expeditiously and will conclude all proceedings thereunder, including any hearing, in order that a decision may be rendered within one hundred twenty (120) days from the filing of the demand for arbitration by the initiating Party. The award of the arbitrator will be final and binding on both Parties and may be enforced in any court having jurisdiction of the Party against which enforcement is sought. Each Party shall bear its own expenses, including but not limited to counsel fees, except that all expenses of the arbitration shall be apportioned in the award of the arbitrator based upon the respective merit of the positions of the Parties. This Section 13.1 shall survive the termination or expiration of this Agreement.

     Section 13.2. Price and Payment During Arbitration. Whenever a decision has not been rendered within the 120-day period provided by Section 13.1 hereof in an arbitration which relates to a Purchase Price increase proposed by Anker or to a disputed payment withheld by ER&L, ER&L shall, upon the expiration of such 120-day period, commence paying to Anker such proposed Purchase Price or pay to Anker such withheld payment, as the case may be. Upon the rendering of the arbitral decision, all overpayments shall be refunded and all underpayments shall be paid, with interest thereon in each case at an annual rate equal to the Prime Rate plus one percent (1%) except where a different interest rate is applicable pursuant to Section 7.2 hereof.

                                   ARTICLE XIV

                                 INDEMNIFICATION

     Section 14.1  Indemnification

     (a) General. Each Party shall indemnify and hold the other Party and its successors and assigns harmless from and against all damages, losses or expenses suffered or paid as a result of any and all claims, demands, suits, penalties, causes of action, proceedings, judgments, administrative and judicial orders and liabilities (including reasonable counsel fees incurred in any litigation or otherwise) assessed, incurred or sustained by or against such other Party and its successors and assigns with respect to or arising out of any breach by the indemnifying Party or its warranties, representations, covenants or agreements hereunder.

     (b) Environmental. Anker shall indemnify and hold ER&L and its successors and assigns harmless from and against all damages, losses or expenses suffered or paid as a result of any and all claims, demands, suits, penalties, causes of action, proceedings, judgments, administrative and judicial orders and liabilities (including reasonable counsel and consultant fees incurred in any litigation or enforcement efforts) assessed, incurred or sustained by or against ER&L and its successors and assigns under any statute, regulation, ordinance or common law theory and arising out of any matter relating to environmental protection aspects of the transportation from Anker's rail siding to the Waste Disposal Site and disposal of the Waste by Anker and its employees, contractors and agents, unless such damages, losses or expenses arose solely because of a change in Applicable Laws or Permit rules, in which event no indemnity will be due from Anker to ER&L.

     Section 14.2. Notice and Legal Defense. Promptly after receipt by a Party of any claim or notice of the commencement of any action, administrative or legal proceedings, or investigation as to which the indemnity provided for in
Section 14.1 hereof, or an indemnity provided elsewhere in this Agreement (including without limitation Sections

4.1, 4.2 (b) , 5. 1 (b) and 5.3 (f) hereof) , may apply, the indemnified Party shall notify the indemnifying Party in writing of such fact. The indemnifying Party shall assume the defense thereof with counsel designated by such Party and satisfactory to the indemnified Party; provided, however, that if the defendants in any such action include both the indemnified Party and the indemnifying Party and the Parties conclude that there may be legal defenses available to indemnified Party which are different from or additional to, or inconsistent with, those available to the indemnifying Party, the indemnified Party shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified Party, at the indemnifying Party's expense.

     Section 14.3. Failure to Defend Action. Should a Party be entitled to indemnification under Section 14.1 hereof as a result of a claim by a third party, and the indemnifying Party fails to assume the defense of such claim, the indemnified Party shall at the expense of the indemnifying Party contest (or, with the prior written consent of such indemnifying Party, settle) such claim, provided that no such contest need be made and settlement or full payment of any such claim may be made without consent of the indemnifying Party (with such indemnifying Party remaining obligated to indemnify the indemnified Party hereunder) if, in the written opinion of the indemnified Party's counsel, such claim is meritorious.

     Section 14.4. Indemnification Amount. In the event that a Party is obligated to indemnify the other Party hereunder, the amount owing to the indemnified Party will be the amount of such Party's actual out-of-pocket loss net of (i) any insurance or other recovery and (ii) any net reduction of taxes realized by the indemnified person as a result of such loss and any recovery (whether such recovery is the indemnity payment made under this Article XIV or insurance proceeds).

                                   ARTICLE XV

                               NOTICE AND SERVICE

     Section 15.1. Notice. All notices, including communications and statements which are required or permitted under the terms of this Agreement, shall be in writing, except as otherwise specifically provided herein.

     Section 15.2. Service

     (a) Service of a notice may be accomplished by personal service, telegram, electronic facsimile transmission ("fax") or registered or certified mail.

     (b) (i) If a notice is sent by registered or certified mail, it shall be deemed given and received on the third day after mailing, excluding Saturdays, Sundays or federal legal holidays, except as otherwise demonstrated by a signed receipt.

          (ii) If a notice is served by telegram, it shall be deemed given and received eighteen (18) hours after delivery to the telegram company or, if the last nine (9) of such eighteen (18) hours fall on a Saturday, Sunday or federal legal holiday, then at 9 a.m. the following business day.

          (iii) If a notice is served by fax, it shall be deemed given and received when it is transmitted, provided, however, that notice served by fax shall only be effective if the sending party first telephones the notified party to advise that the notice is being sent.

          (c) Notices shall be sent to the Parties at the following addresses:

          (i)     ER&L:        Chairman and CEO
                  -----
                               ER&L Thames, Inc.
                               100 North Charles Street
                               Balitmore, MD  21201
                               Fax No.:  (301) 237-2892

          (ii)    Anker:       President
                  -----
                               Anker Energy Corporation
                               Route 12
                               Box 245
                               Morgantown, WV  26505
                               Fax No.:  (304) 291-3692

From time to time the Parties may designate a new address for purpose of notice by written notice to the other duly given as provided herein.

                                   ARTICLE XVI

                             SUCCESSORS AND ASSIGNS

     Section 16.1 Assignment by Parties.

     (a) Except as specified below, the rights and obligations of the Parties to this Agreement may not be assigned by either Party except upon the express written consent of the other Party which consent shall not be unreasonably withheld. In the event such an assignment is made and consented to, the assigning Party shall be released and discharged from all obligations to the other Party hereunder thereafter arising, and such assignee shall be substituted in place of the assigning Party herein.

     (b) Either Party shall have the right, without the consent of the other Party, to assign all of its rights, interests and obligations under this Agreement to a corporation or other business entity which owns or controls the assigning Party or which acquires or merges with the assigning Party in a transaction in which such corporation or other business entity becomes the owner, directly or indirectly, of all or most of the assets of the assigning Party.

     Section 16.2. Binding Effect. The terms and provisions of this Agreement and the respective rights and obligations hereunder of Anker and ER&L shall be binding upon, and inure to the benefit of, their respective permitted successors and assigns.

     Section 16.3. Undertaking of CSXT. In consideration for Anker's entering into this Agreement, ER&L shall arrange for CSXT, which owns indirectly all of the issued and outstanding shares of ER&L, to deliver to Anker, effective as of the date of this Agreement, an agreement to be responsible for all of the obligations of ER&L hereunder and certain other obligations, substantially in the form of Annex F hereto.

                                  ARTICLE XVII

                                  MISCELLANEOUS

     Section 17. 1. Independent Contractor. Each Party will at all times act as and be deemed to be an independent contractor for all purposes of this Agreement and will not act as nor be deemed to be an employee or agent of the other Party.

     Section 17.2. Confidentiality. Anker and ER&L shall retain in confidence the commercial terms of this Agreement and any information obtained as a result of negotiation and performance of this Agreement which either Party identifies to the other as being proprietary in nature, except that the Parties may disclose such information to any parties providing financing or to any party controlling, controlled by, or under common control with such Party. It is understood, however, that such information may be disclosed when requested by a court or government agency.

     Section 17.3. Amendments. No amendment or modification of the terms of this Agreement shall be binding on either ER&L or Anker unless reduced to writing and signed by both Parties.

     Section 17.4. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia.

     Section 17.5. Severability and Renegotiation. Should any provision of this Agreement for any reason be declared invalid or unenforceable by final and unappealable order of any court or regulatory body having jurisdiction thereover, such decision shall not affect the validity of the remaining portions, which remaining portions shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated. In the event any such provision of this Agreement is so declared invalid, the Parties shall promptly renegotiate in good faith new provisions to eliminate such invalidity and to restore this Agreement as near as possible to its original intent and effect.

     Section 17. 6. Other Agreements. This Agreement, together with the agreement of CSXT referred to in Section 16.3 hereof and that certain Agent and Substitution Agreement by and among Anker, CSXT and ER&L effective November 30, 1990 (the

"Agent and Substitution Agreement"), supersede any and all oral or written agreements and understandings heretofore made relating to the subject matters herein and therein and constitute the entire agreement and understanding of the Parties relating to the subject matters herein and therein. Without limiting the effect of the preceding sentence, it is specifically agreed that as of the date hereof, this Agreement amends in its entirety the CSXT-Anker Agreement and that, upon the execution and delivery of this Agreement, the agreement of CSXT referred to in Section 16.3 hereof, and the AES-ER&L Agreement, the CSXT-Anker Agreement shall be terminated and replaced by this Agreement, all except for the provisions of the Amendatory Agreement to the CSXT-Anker Agreement dated as of June 21, 1989, which Amendatory Agreement remains in full force and effect as a valid and subsisting Agreement between Anker and CSXT. This Agreement is the New Anker Agreement referred to in the Agent and Substitution Agreement.

     Section 17.7. Transitional Provisions. In furtherance of Section 17.6 hereof and of the Agent and Substitution Agreement, the following provisions shall apply to this Agreement.

            (a) Capacity of ER&L. ER&L has entered into this Agreement and shall perform this Agreement in its capacity as agent for CSXT while the AES-CSXT Agreement remains in effect. ER&L has entered into this Agreement and shall perform this Agreement as principal upon and after the date on which the AES-ER&L Agreement becomes effective.

            (b) Historical Provisions. Certain provisions of this Agreement relate to matters which transpired prior to the date of this Agreement, but which were performed pursuant to corresponding provisions of the CSXT-Anker Agreement. Such provisions are included herein for purposes of historical reference and of Section 17.7(c) hereof.

            (c) Ratification. The Parties hereby ratify and adopt for purposes of this Agreement all notices, approvals, consents and other actions taken by or between CSXT and Anker pursuant to corresponding provisions of the CSXT-Anker Agreement, including, without limitation, any changes of Individual Specifications as contemplated by Section 3.3 (c) hereof, any adjustments to specifications as contemplated by Section 3.4 hereof, any approvals of coal sources as contemplated by Section 3.5 hereof, any scheduling information and arrangements as contemplated by Sections 4.2 and 5.3 (f) hereof, the selection of the Lab as contemplated by Section 4.4 hereof, and any price adjustments as contemplated by Article VI hereof.

     Section 17. 8. Change of Carrier. This Agreement contemplates that ER&L will arrange for transportation of Coal via CSXT. Nothing in this Agreement, however, shall be construed to prevent ER&L from arranging for transportation via any other carrier, subject to the Parties' agreement on suitable terms corresponding to the provisions hereof which relate to transportation via CSXT.

     Section 17.9. Captions. All indices, titles, subject headings, section titles and similar items are provided for the purpose of reference and convenience and are not intended to be inclusive, definitive or to affect the meaning, content or scope of this Agreement.

     Section 17.10. Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall have the same force and effect as the original instrument.



ANKER ENERGY CORPORATION                  ER&L THAMES, INC.

By:     /s/ John J. Faltis                By:     /s/ Edward Latchford
  ---------------------------                --------------------------------
Title: :     President                    Title: Chairman and Chief Executive Officer
        ---------------------                   ----------------------------------------